Exhibit 10.18

Amended and Restated Severance Agreement
Amendment No. 1

WHEREAS, The William Carter Company (the “Company”) entered into an Amended and Restated Severance Agreement (the “Agreement”) with Brian J. Lynch (the “Executive”) effective March 2, 2011 providing certain benefits to the Executive.

WHEREAS, the Executive has been promoted to the role of President as of December 24, 2012 and the Company wishes to amend the Agreement to reflect this promotion.

NOW, THEREFORE, pursuant to Section 14(c) of the Agreement, the Company hereby amends the Agreement as follows:

1. Position and Duties. The first sentence of Section 1 shall be deleted in its entirety and replaced with the following:

During employment, Executive shall serve as the President of Carter’s, Inc. (“Carter’s”) and shall have the normal duties, responsibilities and authority of such position, subject to any limitations imposed by the bylaws of the Company or of Carter’s and to the power of the boards of directors and other senior officers of the Company or its Company Affiliates to expand or limit such duties, responsibilities and authority and to override actions of Executive.

2. Base Salary and Bonus Opportunity. Section 2 shall be deleted in its entirety and replaced with the following:

2.     Base Salary and Bonus Opportunity. During the term of Executive's employment, Executive's base salary shall be $650,000. The Company's Board of Directors may, in its discretion, increase Executive's base salary at such times and in such amounts as it determines but at no time shall Executive's base salary, in effect from time to time, be decreased. Base salary shall be payable by the Company in regular installments in accordance with the Company's general payroll practices. During the term of Executive's employment hereunder, Executive shall participate in the Company's Amended and Restated Annual Incentive Compensation Plan (the "Bonus Plan"), as in effect from time to time, in accordance with the terms of such Bonus Plan. Executive's target bonus shall be equivalent to a percentage of base salary that is no less than the percentage of base salary that was set as Executive's target bonus for fiscal year 2013.

3. Continuation of Base Salary. Section 4(b)(i) shall be amended by deleting the phrase “twelve (12) months” and replacing it with “eighteen (18) months” so that the Company will provide payments under Section 4(b)(i) for eighteen (18) months following the Separation Date.

4. Participation in COBRA. Section 4(b)(iii) shall be deleted in its entirety and replaced with the following so that the Company will provide payments under Section 4(b)(iii) for up to eighteen (18) months following the Separation Date.

(iii) provided that the Executive and the Executive’s dependents are eligible to continue participation in the Company’s group health and dental plans following the date the Executive’s employment terminates under the federal law commonly known as “COBRA” and elect to do so in a timely manner, then, until the earlier of (A) eighteen (18) months following the Separation Date, (B) the date the Executive becomes eligible for coverage under the health and/or dental plans of another employer, or (C) the date the Executive otherwise ceases to be eligible to continue participation in the Company’s health and dental plans under COBRA, the Company will pay to the Executive each month within the period set forth above, within ten (10) days after the first day of each such month, an amount equal to the full monthly COBRA premium for such month minus the monthly cost for such health and dental plan coverage that is paid by active executives, provided, however, that to the extent that it would not violate applicable law, result in any penalty, fine or tax to the Company, or result in the Company failing to comply with Section 105(h), any similar provision of the Code, or Section 409A of the Code, then, subject to the Executive meeting the eligibility requirements set forth above, the Company, rather than paying the monthly premiums described above to the Executive, may in its discretion, instead contribute the same amount directly to its group health and dental plans at the same time it otherwise would have paid the monthly premiums to the Executive.  To the extent that the payment of the monthly premiums described above would result in the imposition of any additional tax on the Executive, the Company will pay to the Executive each such month, within ten (10) days after the first day of such month an additional amount, as determined by the Company, equal to the federal, state and local income taxes that the Executive is reasonably expected to be obligated to pay as a result of the payments of the monthly premiums described above (the “Additional Amount”).  No additional amount shall be paid to the Executive pursuant to the preceding sentence in the event that the amount of the federal, state and local income taxes that the Executive ultimately owes to the relevant taxing authority is greater than the amount paid to the Executive pursuant to the preceding sentence.  In the event that the Executive becomes eligible for coverage under the health and/or dental plans of another employer, the Executive shall inform the Company within ten (10) days of such occurrence.

5. Basic Life Insurance. Section 4(b)(iv) shall be amended by deleting the phrase “twelve (12) month period” and replacing it with “eighteen (18) month period” so that the Company will provide payments under Section 4(b)(iv) for eighteen (18) months following the Separation Date.

6. Participation in COBRA After Change of Control. Section 4(c)(ii) shall be deleted in its entirety and replaced with the following, so that the Company will provide payments under Sections 4(b)(iii) and 4(c)(ii) for up to a total of thirty (30) months following a Qualifying Termination.

(ii) subject to the conditions set forth in Section 4(b)(iii) above having initially been satisfied, in the event that, following the expiration of the eighteen (18th) month anniversary of such Qualifying Termination, the Executive has not yet become eligible for coverage under the health and/or dental plans of another employer, then for the twelve (12) month period thereafter (or, if earlier, until the date the Executive becomes eligible for coverage under the health and/or dental plans of another employer), the Company will pay to the Executive each month within such period, within ten (10) days after the first day of such month, an amount equal to the full monthly COBRA premium minus the monthly cost for such health and dental plan coverage that is paid by active executives, as calculated at the end of the eighteen (18) month period, together with any Additional Amount that may be due to the Executive with respect to such payments.  No additional amount shall be paid to the Executive pursuant to the preceding sentence in the event that the amount of the federal, state and local income taxes that the Executive ultimately owes to the relevant taxing authority is greater than the amount paid to the Executive pursuant to the preceding sentence.  In the event that the Executive becomes eligible for coverage under the health and/or dental plans of another employer, the Executive shall inform the Company within ten (10) days of such occurrence; and

7. Basic Life Insurance After Change of Control. Section 4(c)(iii) shall be deleted in its entirety and replaced with the following: “(iii) following a Qualifying Termination, the Company shall, in addition to providing for life insurance premium contributions pursuant to Section 4(b)(iv) for eighteen (18) months, provide for such payment for an additional period of twelve (12) months, which payments shall be made in accordance with the terms set forth in Section 4(b)(iv) and subject to the conditions set forth in such Section.”

8. Restricted Period. The second sentence of Paragraph 10(a) shall be amended by deleting “one year” and replacing it with “eighteen (18) months” so that the Restricted Period will be eighteen (18) months.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed by the Executive and the Company’s duly authorized officer this 15th day of May, 2013.

THE EXECUTIVE                        THE COMPANY

/s/ Brian J. Lynch                  By: /s/ Jill Wilson
Brian J. Lynch                         Name: Jill Wilson
Title: SVP Human Resources